Exhibit 99.1

Kimco Realty Reports Second Quarter 2016 Results

Strong Operating Fundamentals and Tenant Demand Drive Occupancy to Eight-Year High

Company Remains Focused on 2020 Vision - Exit from Canada 90% Complete and

Early Debt Repayment Plan Strengthens Capital Structure

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 27, 2016--Kimco Realty Corp. (NYSE: KIM) today reported results for the second quarter ended June 30, 2016.

Highlights and Subsequent Activity:

  U.S. pro-rata occupancy increased 20 basis points over the prior quarter to 96.0% - the company’s highest occupancy rate since the fourth quarter of 2007;
  U.S. pro-rata small shop occupancy improved to 89.2%;
  U.S. leasing spreads increased 29.8% for new leases and 10.7% for renewals/options. Combined leasing spreads increased 16.2%;
  Income from continuing operations increased 63.8% for the second quarter compared to the same period in 2015;
  U.S. same-property net operating income (NOI) increased 3.1% for the second quarter compared to the same period in 2015;
  Sold interests in 22 Canadian shopping centers, all of which were in joint ventures, for a gross sales price of USD $474.4 million. Six remaining Canadian joint venture assets are expected to be sold by year end; and
  Announced capital structure initiative with the planned prepayment of two Canadian dollar-denominated bonds outstanding (CAD $150M at 5.99% due 2018 and CAD $200M at 3.855% due 2020) and $428 million of U.S. debt (due 2017 at blended rate of 5.9%).

Financial Results

Net income available to common shareholders for the second quarter of 2016 was $191.9 million, or $0.46 per diluted share, compared to $112.4 million, or $0.27 per diluted share, for the second quarter of 2015. Net income available to common shareholders during the second quarter of 2016 included $180.6 million of gains on sales of operating properties (before tax expense and non-controlling interests of $21.4 million) and $55.0 million of impairments attributable to the sale or pending disposition of operating properties (before tax benefit and non-controlling interests of $21.3 million). This compares to $34.8 million of gains on the sales of operating properties (before tax expense and non-controlling interests of $0.3 million) and $17.7 million of impairments (before tax benefit and non-controlling interests of $7.9 million) during the second quarter 2015. Both operating property impairments and gains on sales are excluded from the calculation of Funds From Operations available to common shareholders (FFO).

For the six months ended June 30, 2016, net income available to common shareholders was $321.0 million, or $0.77 per diluted share, compared to $408.2 million, or $0.98 per diluted share, for the six months ended June 30, 2015. Net income available to common shareholders for the six months ended June 30, 2016 included $265.2 million of gains on sales of operating properties (before tax expense and non-controlling interests of $33.4 million) and $60.9 million of impairments attributable to the sale or pending disposition of operating properties (before tax benefit and non-controlling interests of $21.4 million). This compares to $279.6 million of gains on the sales of operating properties (before tax expense and non-controlling interests of $7.3 million) and $25.8 million of impairments (before tax benefit and non-controlling interests of $10.3 million) for the six months ended June 30, 2015.

FFO, a widely accepted supplemental measure of REIT performance, was $158.1 million, or $0.38 per diluted share, for the second quarter of 2016 compared to $182.7 million, or $0.44 per diluted share, for the second quarter of 2015. For the six months ended June 30, 2016, FFO available to common shareholders was $316.3 million, or $0.76 per diluted share compared, to $336.2 million, or $0.81 per diluted share, for the same period last year.

FFO as adjusted, which excludes the effects of non-operating impairments and transactional income and expenses, was $155.5 million, or $0.37 per diluted share, for the second quarter of 2016 compared to $152.7 million, or $0.37 per diluted share, for the second quarter of 2015. FFO available to common shareholders as adjusted for the six months ended June 30, 2016 was $308.4 million, or $0.74 per diluted share, compared to $299.9 million, or $0.73 per diluted share, for the same period in 2015.

A reconciliation of net income available to common shareholders to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Operating Results

  U.S. pro-rata occupancy ended the quarter at 96.0%, representing an increase of 20 basis points sequentially and 30 basis points over the second quarter of 2015;
  U.S. pro-rata occupancy for small shop space (under 10,000 square feet) was 89.2%, a 60-basis-point increase sequentially and a 120-basis-point increase over the second quarter of 2015. Anchor tenant occupancy was 98.3%, an increase of 10 basis points sequentially;
  U.S. pro-rata rental-rate leasing spreads increased 16.2%, the highest combined leasing spreads reported in three years. Rental rates for new leases were up 29.8% and renewals/options increased 10.7%;
  Income from continuing operations increased 63.8% compared to the second quarter of 2015. For the six months ended June 30, 2016, income from continuing operations decreased 26.5% compared to the same period in 2015; and
  U.S. Same-property NOI increased 3.1% compared to the second quarter of 2015. For the six months ended June 30, 2016, same-property NOI increased 2.5% compared to the same period in 2015.

A reconciliation of income from continuing operations to U.S. same-property NOI is provided in the tables accompanying this press release.

Investment Activity

The second quarter and year-to-date transactions, as previously announced, highlight the company’s continued focus on the ownership of high-quality assets in major U.S. markets.

Acquisitions: Second quarter acquisitions totaled $328.9 million, of which Kimco’s share was $164.4 million:

  Acquired the remaining 45% ownership interest in both Oakwood Plaza shopping center for a gross sales price of $215.0 million and the signature Dania Pointe development project for a gross sales price of $84.2 million; and
  Acquired an improved parcel for $29.8 million at the Whole Foods-anchored Jericho Commons shopping center in Jericho, New York, as part of a future redevelopment opportunity.

Year-to-date acquisitions, including land parcels, totaled $364.6 million, of which Kimco’s share was $188.6 million.

Dispositions: Sales for the second quarter totaled $696.0 million from the disposition of 34 shopping centers, totaling 4.3 million square feet, and one land parcel. Kimco’s share of the sales price was $562.9 million:

  Sold interests in 22 Canadian shopping centers, totaling 2.8 million square feet, for a gross sales price of USD $474.4 million. Kimco’s share of the sales price was USD $367.5 million;
  Disposed of 12 unencumbered U.S. properties, totaling 1.5 million square feet, for a gross sales price of $220.5 million. Kimco’s share from these sales was $194.4 million; and
  Sold one land parcel for a gross sales price of $1.1 million.

Year-to-date dispositions totaled $1.1 billion from the sale of 47 shopping centers, totaling 6.8 million square feet; Kimco’s share from these sales was $820.8 million. In addition, the company sold five land parcels with Kimco’s share totaling $7.1 million.

Capital Activities

During the second quarter, Kimco issued an additional $150 million of its 4.25% notes due 2045 using the proceeds to fund 2016 debt maturities.

Subsequent to the second quarter, Kimco announced an early debt repayment initiative to strengthen the company’s capital structure by extending its debt maturity profile, reducing leverage and unencumbering an additional 10 properties.

Under this initiative, Kimco has elected to prepay $137 million of mortgage debt due in 2017 and will redeem its $291 million 5.70% senior notes due 2017, and Kimco North Trust III, a wholly-owned subsidiary, will redeem its CAD $150.0 million 5.99% notes due 2018 and its CAD $200.0 million 3.855% notes due 2020.

As a result of these transactions, Kimco will recognize a one-time charge of approximately $48 million related to the early extinguishment of debt during the third quarter of 2016.

The company plans to merge Kimco Realty Services, Inc. (the “TRS”) into Kimco (the “REIT”) which will effectively transfer ownership of certain desirable long-term shopping center assets, as well as the company’s investment in Albertsons, to the REIT. Any non-REIT qualifying assets or activities would reside in a newly formed taxable REIT subsidiary. The transaction will provide greater tax efficiency and reduce ongoing administrative costs. In conjunction with this merger, Kimco will establish a valuation allowance against certain deferred tax assets currently on the balance sheet, resulting in a non-cash charge against Net Income and FFO of approximately $66 million and $41 million, respectively, in the third quarter of 2016.

2016 Guidance

Kimco revises its full year 2016 guidance for net income and FFO resulting from the pending one-time transaction charges associated with the planned early repayment of debt and TRS merger as outlined within the Capital Activities section above; the 2016 guidance range for FFO as adjusted is unchanged:

2016 Guidance (per diluted share)	Current	Previous
Net income	$0.86 - $0.94	$0.81 - $0.92
FFO	$1.34 - $1.42	$1.54 - $1.62
FFO as adjusted *	$1.48 - $1.52	$1.48 - $1.52

*Excludes transactional income/(expense), net

The company’s current 2016 operational assumptions (Kimco’s share) related to the revised 2016 guidance is as follows:

2016 Operational Assumptions	Current	Previous
Transactional income/(expense), net:	$(59) million – $(40) million	$25 million - $42 million
U.S. portfolio occupancy	95.7% - 96.2%	95.7% - 96.2%
U.S. same property NOI	+2.50% - +3.50%	+2.50% - +3.50%
Operating Property Acquisitions	$450 million - $550 million	$450 million - $550 million
Operating Property Dispositions	$1.0 billion - $1.15 billion	$825 million - $975 million

Dividend Declarations

  Kimco’s board of directors declared a quarterly cash dividend of $0.255 per common share, payable on October 17, 2016, to shareholders of record on October 5, 2016, with an ex-dividend date of October 3, 2016.
  The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class I, Class J and Class K). All dividends on the preferred shares will be paid on October 17, 2016, to shareholders of record on October 4, 2016, with an ex-dividend date of September 30, 2016.

Conference Call

Kimco will hold its quarterly conference call on Thursday, July 28, 2016, at 10:00 a.m. EDT. The call will include a review of the company’s second quarter 2016 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 5347589).

A replay will be available through October 28, 2016 by dialing 1-877-344-7529 (Passcode: 10085925). Access to the live call and replay will be available on the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is North America’s largest publicly traded owner and operator of open-air shopping centers. As of June 30, 2016, the company owned interests in 537 U.S. shopping centers comprising 86 million square feet of leasable space across 36 states and Puerto Rico. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.

The company considers FFO as an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of our presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the Company as FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

U.S. Same Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers U.S. same property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of U.S. properties that have been owned by the company for the entire current and prior year reporting periods including those properties under redevelopment. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. U.S. same property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the Company's properties.

U.S. same property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of U.S. same property NOI from U.S. unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating U.S. same property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2016	2015
Assets:
Operating real estate, net of accumulated depreciation
of $2,199,725 and 2,115,320, respectively	$9,171,988	$9,274,299
Investments and advances in real estate joint ventures	519,268	742,559
Real estate under development	293,306	179,190
Other real estate investments	204,062	215,836
Mortgages and other financing receivables	23,815	23,824
Cash and cash equivalents	337,815	189,534
Marketable securities	7,006	7,565
Accounts and notes receivable	172,702	175,252
Other assets	662,470	536,112
Total assets	$11,392,432	$11,344,171

Liabilities:
Notes payable	$3,728,629	$3,761,328
Mortgages payable	1,460,188	1,614,982
Dividends payable	116,857	115,182
Other liabilities	555,299	584,019
Total liabilities	5,860,973	6,075,511
Redeemable noncontrolling interests	86,774	86,709

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 6,029,100 shares,
32,000 shares issued and outstanding (in series),
Aggregate liquidation preference $800,000	32	32
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 419,997,765 and 413,430,756 shares, respectively	4,200	4,134
Paid-in capital	5,768,093	5,608,881
Cumulative distributions in excess of net income	(465,348)	(572,335)
Accumulated other comprehensive income	7,150	5,588
Total stockholders' equity	5,314,127	5,046,300
Noncontrolling interests	130,558	135,651
Total equity	5,444,685	5,181,951
Total liabilities and equity	$11,392,432	$11,344,171

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Revenues
Revenues from rental properties	$287,115		$289,080		$580,206		$564,586
Management and other fee income	4,373		4,981		8,484		12,931
Total revenues	291,488		294,061		588,690		577,517
Operating expenses
Rent	2,728		3,012		5,546		6,566
Real estate taxes	35,791		36,700		70,263		72,772
Operating and maintenance	33,223		36,109		67,776		70,011
General and administrative expenses	29,928		29,307		61,857		62,012
Provision for doubtful accounts	1,185		1,107		4,660		3,404
Impairment charges	52,213		15,459		58,053		21,850
Depreciation and amortization	82,753		80,155		167,609		154,724
Total operating expenses	237,821		201,849		435,764		391,339

Operating income	53,667		92,212		152,926		186,178

Other income/(expense)
Mortgage financing income	414		916		824		2,052
Interest, dividends and other investment income	644		32,102		350		32,319
Other (expense)/income, net	(2,070)		470		(2,356)		(515)
Interest expense	(50,479)		(56,130)		(102,930)		(108,708)
Income from continuing operations before income taxes,
equity in income of joint ventures, gain on change in control
of interests and equity in income of other real estate investments	2,176		69,570		48,814		111,326

Benefit/ (provision) for income taxes, net	246		3,628		(11,866)		(9,089)
Equity in income of joint ventures, net	108,685		22,364		178,618		119,914
Gain on change in control of interests, net	46,512		-		46,512		139,801
Equity in income of other real estate investments, net	7,959		5,548		18,758		19,917
Income from continuing operations	165,578		101,110		280,836		381,869
Discontinued operations
Loss from discontinued operating properties, net of tax	-		-		-		(15)
Impairment/loss on operating properties, net of tax	-		-		-		(60)
Loss from discontinued operations	-		-		-		(75)
Gain on sale of operating properties, net of tax (1)	39,268		26,499		66,164		58,554

Net income	204,846		127,609		347,000		440,348
Net income attributable to noncontrolling interests	(1,437)		(609)		(2,878)		(3,006)
Net income attributable to the Company	203,409		127,000		344,122		437,342
Preferred stock dividends	(11,555)		(14,573)		(23,110)		(29,146)
Net income available to the Company's common shareholders	$191,854		$112,427		$321,012		$408,196

Per common share:
Income from continuing operations
Basic	$0.46		$0.27		$0.77		$0.99
Diluted	$0.46	(2)	$0.27	(2)	$0.77	(2)	$0.98	(2)
Net income: (3)
Basic	$0.46		$0.27		$0.77		$0.99
Diluted	$0.46	(2)	$0.27	(2)	$0.77	(2)	$0.98	(2)
Weighted average shares:
Basic	417,748		411,317		415,189		411,057
Diluted	419,302		413,086		416,732		413,148

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Adjusted for earnings attributable from participating securities of ($1,067) and ($458) for the quarters ended June 30, 2016 and 2015, and ($1,701) and ($1,940) for the six months ended June 30, 2016 and 2015, respectively.

Reconciliation of Net Income Available to Common Shareholders to
FFO and FFO as Adjusted
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Net income available to common shareholders	$191,854		$112,427		$321,012		$408,196
Gain on disposition of operating property	(41,218)		(26,676)		(72,101)		(58,731)
Gain on disposition of joint venture operating properties and change in control of interests	(139,361)		(8,113)		(193,087)		(220,823)
Depreciation and amortization - real estate related	80,574		77,737		163,024		149,892
Depr. and amort. - real estate jv's	11,470		17,772		24,902		36,153
Impairments of operating properties	54,993		17,692		60,946		25,815
(Benefit)/provision for income taxes (2)	(226)		(5,214)		11,792		(727)
Noncontrolling interests (2)	18		(2,911)		(163)		(3,585)
Funds from operations available to common shareholders	158,104		182,714		316,325		336,190
Transactional income, net	(2,587)		(29,983)		(7,948)		(36,286)
Funds from operations available to common shareholders as adjusted	$155,517		$152,731		$308,377		$299,904

Weighted average shares outstanding for FFO calculations:
Basic	417,748		411,317		415,189		411,057
Units	845		1,468		852		1,496
Dilutive effect of equity awards	1,457		1,103		1,450		1,281
Diluted	420,050	(1)	413,888	(1)	417,491	(1)	413,834	(1)

FFO per common share - basic	$0.38		$0.44		$0.76		$0.82
FFO per common share - diluted	$0.38	(1)	$0.44	(1)	$0.76	(1)	$0.81	(1)
FFO as adjusted per common share - diluted	$0.37	(1)	$0.37	(1)	$0.74	(1)	$0.73	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $217 and $336 for the three months ended June 30, 2016 and 2015, and $434 and $672 for the six months ended June 30, 2016 and 2015, respectively
(2) Related to gains, impairments and depreciation on operating properties, where applicable

Funds from operations is a supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis.

Reconciliation of Income From Continuing Operations to
U.S. Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Income from continuing operations	$165,578	$101,110	$280,836	$381,869
Adjustments:
Management and other fee income	(4,373)	(4,981)	(8,484)	(12,931)
General and administrative expenses	29,928	29,307	61,857	62,012
Impairment charges	52,213	15,459	58,053	21,850
Depreciation and amortization	82,753	80,155	167,609	154,724
Interest and other expense, net	51,491	22,642	104,112	74,852
Provision for income taxes, net	(246)	(3,628)	11,866	9,089
Gain on change in control of interests, net	(46,512)	-	(46,512)	(139,801)
Equity in income of other real estate investments, net	(7,959)	(5,548)	(18,758)	(19,917)
Non same property net operating income	(22,845)	(47,173)	(61,052)	(90,064)
Non-operational expense from joint ventures, net	(67,501)	38,183	(92,568)	4,315
U.S. Same Property NOI	$232,527	$225,526	$456,959	$445,998

U.S. Same Property NOI is a supplemental non-GAAP financial measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. U.S. Same Property NOI is considered by management to be important performance measure of Kimco's operations, and management believes that this measure is frequently used by securities analysts and investors as a measure of Kimco's operating performance as this measure includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and exclude properties under development and pending stabilization. As such, U.S. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

U.S. Same Property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees and above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of U.S. Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. U.S. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. Kimco’s method of calculating U.S. Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2016
	Low	High
Projected diluted net income available to common
shareholder per share	$0.86	$0.94

Projected depreciation & amortization	0.78	0.81

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.11	0.12

Gain on disposition of operating properties	(0.16)	(0.19)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests, and change in control of interests	(0.43)	(0.45)

Impairments of operating properties, net of tax
and noncontrolling interests	0.18	0.19

Projected FFO per diluted common share	$1.34	$1.42

Transactional charges, net	0.14	0.10

Projected FFO, as adjusted per diluted common share	$1.48	$1.52

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Senior Vice President, Investor Relations and Strategy
dbujnicki@kimcorealty.com